MUSICIAN’S EXCHANGE (MUEX) - Announces Execution of Agreement of Purchase and Sale of Assets with SpeechPhone, LLC

July 29, 2010, San Diego, California – Musician’s Exchange (OTCBB:MUEX) announced today that it has executed agreements to purchase the assets of Speechphone, LLC (“SpeechPhone”), a Delaware  limited liability company and related entities.

The Agreements with SpeechPhone LLC, VoiceAssist LLC, MDM Intellectual Property LLC, SpeechCall LLC, and SpeechCard LLC,  will provide MUEX with the ownership of 100% of the assets of SpeechPhone, LLC, and the related entities.

Upon completion of the Agreement with SpeechPhone LLC, and the related entities, MUEX will own SpeechPhone’s hosted speech technology platform which currently serves over 8,000 subscribers and completes approximately 60,000 calls per day.

SpeechPhone empowers mobile staff members and especially drivers to use speech commands to access data and send email or text messages by voice instead of typing.

Daniel R. Van Ness, spokesman for, and a founder of MUEX, indicated that, “meetings in California and the due diligence procedures for all concerned were moving forward as anticipated, with a projected closing in August of 2010.” Under the terms of the Agreement, it is anticipated that Michael D. Metcalf will become a director and the new CEO of MUEX. The transaction with SpeechPhone contains the standard conditions of closing, including the requirement of MUEX approving the audited financial statements of SpeechPhone.

Michael Metcalf, the founding member of SpeechPhone stated, “Offering a hands-free driving solution to help reduce accidents and save lives is a huge blessing”.  “Offering this solution through a public company gives us the vehicle to create public awareness and eventually provide our solution to the masses”

MUEX cautions investors in acquiring stock in the company as the result of the above transactions, as the definitive agreement contains material conditions yet to be completed, such as the completion of audited financial statements of the entities involved.

About SpeechPhone:

SpeechPhone LLC is a privately held company, founded in 2002 with the fundamental mission to add speech to every phone. The company develops hosted speech applications and partners with existing service providers and resellers to market hands-free applications designed to increase driver safety and improve personal and corporate productivity at the same time.

For more information on SpeechPhone visit the company’s web site at www.speechphone.com or activate a free 30-day trial at www.voiceassist.com

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the acquisition of SpeechPhone and the related entity’s assets and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, our ability to complete the acquisitions, the continued ownership and operation of SpeechPhone assets, management changeover, sales, costs of operations, delays, continued maintenance of the operating business, marketing, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Further information go to www.speechphone.com

Contact:
SpeechPhone, LLC                                                                                 Summit Capital USA, Inc.
Michael Metcalf, (949) 655-1611                                                                                     Gregg Johnson, (602) 478-2929
michael.metcalf@speechphone.com                                                                                  gjohnson@summitcapusa.com